Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Biofrontera Inc. (the “Company”) on Forms S-1 (File No. 333-265467, 333-268124, and 333-274871) and S-8 (File No. 333-265463) of our report dated March 15, 2024, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Biofrontera Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

East Hanover, NJ

March 15, 2024